Filed pursuant to Rule 424(b)(3)
File No. 333-153862

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

________________________________________________

Supplement dated June 30, 2011
to
Prospectus and Disclosure Document
dated April 29, 2011
________________________________________________

THIS SUPPLEMENT CONTAINS INFORMATION WHICH AMENDS, SUPPLEMENTS OR MODIFIES CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS AND DISCLOSURE DOCUMENT OF THE GRANT PARK FUTURES FUND LIMITED PARTNERSHIP DATED APRIL 29, 2011, AND SHOULD BE READ TOGETHER THEREWITH.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 19 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMODITY FUTURES TRADING COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

SUMMARY

This supplement revises and replaces the text on page 2 of the Prospectus under the heading “Summary - Breakeven Amounts for Each Class of Units” and the Breakeven Analysis on pages 11-17 of the Prospectus under the heading “Summary – Breakeven Analysis” in its entirety as follows:

Break-Even Amounts for Each Class of Units

The following summarizes the approximate dollar returns and percentage returns required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The breakeven summary for the Global 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this summary, has been averaged to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.

•	Legacy 1 Class: 5.25% (or $52.54).
•	Legacy 2 Class: 5.56% (or $55.58).
•	Global 1 Class: 4.64% (or $46.41).
•	Global 2 Class: 4.94% (or $49.43).
•	Global 3 Class: 7.12% (or $71.24) without average early redemption fee, or 8.62% (or $86.24) with average early redemption fee.

See “Summary – Breakeven Analysis” beginning on page 11 for detailed breakeven analysis of the offered units.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The breakeven analysis for Global 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this analysis, has been averaged to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.  The breakeven analysis is an approximation only.

Legacy 1 Class Breakeven Analysis	Legacy 1 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.54
Brokerage charge(3) (5.00%)	$50.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$52.54
Percentage of initial selling price per Legacy 1 Class unit	5.25%

______________
(1)
The minimum investment required to invest in the Legacy 1 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 1 Class unit, and, as described below, a Legacy 2 Class unit, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, QIM, Sunrise, Alder and Denali assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 1 Class units equals 0.4167 % per month, a rate of 5.00% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Legacy 2 Class Breakeven Analysis	Legacy 2 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$5.08
Brokerage charge(3) (5.25%)	$52.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$55.58
Percentage of initial selling price per Legacy 2 Class unit	5.56%

______________
(1)
The minimum investment required to invest in the Legacy 2 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 2 Class unit, and, as described above, a Legacy 1 Class unit, and, as described below, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, QIM, Sunrise, Alder and Denali assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 2 Class units equals 0.4375% per month, a rate of 5.25% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 1 Class Breakeven Analysis	Global 1 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$3.91
Brokerage charge(3) (4.45%)	$44.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$46.41
Percentage of initial selling price per Global 1 Class unit	4.64%

______________
(1)
The minimum investment required to invest in the Global 1 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 1 Class unit, and, as described above, a Legacy 1 Class unit and a Legacy 2 Class unit, and, as described below, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Winton, Welton, Transtrend, QIM, Rabar, Sunrise, Alder and Denali assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 1 Class units equals 0.3708% per month, a rate of 4.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 2 Class Breakeven Analysis	Global 2 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.43
Brokerage charge(3) (4.70%)	$47.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$49.43
Percentage of initial selling price per Global 2 Class unit	4.94%

______________
(1)
The minimum investment required to invest in the Global 2 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 2 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and, as described below, a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Winton, Welton, Transtrend, QIM, Rabar, Sunrise, Alder and Denali assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 2 Class units equals 0.3917% per month, a rate of 4.70% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 3 Class Breakeven Analysis	Global 3 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$8.74
Brokerage charge(3) (6.45%)	$64.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to
equal the initial selling price of the unit, without early redemption fee	$71.24
Percentage of initial selling price per unit, without early redemption fee	7.12%
Early redemption fee(7) ( 1.50%)	$15.00
Amount of trading income required for the redemption value at the end of one year to
equal the initial selling price per Global 3 Class unit, with average early redemption fee	$86.24
Percentage of initial selling price per Global 3 Class unit, with average early redemption fee	8.62%

______________
(1)
The minimum investment required to invest in the Global 3 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 3 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and a Global 2 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Winton, Welton, Transtrend, QIM, Rabar, Sunrise, Alder and Denali assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 3 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 3 Class units equals 0.5375% per month, a rate of 6.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 3 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

(7)
Global 3 Class limited partners are prohibited from redeeming such units for three months following the subscription for units. Thereafter, Global 3 Class limited partners causing redemption of their units on or before the one-year anniversary of their subscription for the redeemed units will pay an early redemption fee of 1.5%, 1.0% or 0.5% of the net asset value of the redeemed units, depending on when the units are redeemed during the first year. For purposes of this breakeven analysis, the early redemption fee has been presented as an average of the three different early redemption fees to approximate the effect a payment of an early redemption fee would have on a redemption of Global 3 Class units at an undetermined point during the first year of investment. Because the early redemption fee has been averaged and the other fees and expenses shown assume an investment in Grant Park for one year, the breakeven analysis does not reflect the actual amount required to “break-even” for Global 3 Class units that are redeemed prior to the one-year anniversary of the investment, which will vary depending on the date of redemption.

This supplement revises and replaces the first paragraph on page 47 of the Prospectus under the heading “The Trading Advisors–Welton Investment Corporation–Management” in its entirety as follows:

The listed principals of Welton are Patrick Welton, Annette Welton, Brent Hankins, David Nowlin, Gullaume Detrait, Justin Balas, Christopher Keenan, Justin Dew, Arthur Frederick Bell Jr., and the Welton Family Trust.

This supplement inserts the seventh paragraph on page 48 of the Prospectus under the heading “The Trading Advisors–Welton Investment Corporation–Management” in its entirety as follows:

Mr. Bell is an independent Director of Welton Investment Corporation’s board of directors.  In his role, he provides independent feedback to the board and oversight of management. Mr. Bell is a graduate of Johns Hopkins University and a licensed CPA in Maryland and New York. He has been listed as a Principal with Welton Investment Corporation since June 2011.

This supplement revises and replaces the first and second paragraph on page 48 of the Prospectus under the heading “The Trading Advisors–Welton Investment Corporation–Welton’s Trading Program” in its entirety as follows:

Since its inception, Welton has offered managed futures advisory services to trading manager, institutional and high net worth clients. Welton will use its Global Non-Correlated Portfolio (GNP) and Global Directional Portfolio program (GDP), described below, in managing assets for Grant Park.

Welton’s two investment programs combine various elements of the firm’s proprietary research and trading.  Each program is intended to generate investment performance with a low correlation to traditional investments such as equities and hedge funds.  Each program also exhibits a low performance correlation to the other. By so doing, Welton strives to make each of its offered programs distinctive in their approach, but uniformly consistent in their ability to diversify and complement the vast majority of investors’ portfolios.

This supplement deletes the third paragraph on page 48-49 of the Prospectus under the heading “The Trading Advisors–Welton Investment Corporation–Welton’s Trading Program” in its entirety.

This supplement deletes page 80 of the Prospectus under the heading “Performance Information Welton Investment Corporation Capsule Performance Record”.

This supplement revises and replaces the first paragraph on page 126 of the Prospectus under the heading “The Clearing Brokers–Other Brokers” in its entirety as follows:

Grant Park has also entered into relationships with Bank of America N.A., Deutsche Bank AG and Morgan Stanley & Co. Incorporated for engaging in a portion of Grant Park’s OTC foreign currency transactions.

This supplement revises and replaces the first paragraph on page 135 of the Prospectus under the heading “Fees and Expenses –Fees and Expenses Paid by the General Partner – Trading Advisor Consulting Fees” in its entirety as follows:

Each trading advisor receives a consulting fee, payable by the General Partner not Grant Park, ranging from 0% to 2% per year, computed and accrued monthly on the basis of the trading advisor’s allocated net assets either at the beginning of the month or at month-end and paid depending on the trading advisor either monthly or quarterly. The consulting fees payable to each of Grant Park’s trading advisors that are allocated 10% or more of the fund’s assets are as follows: 1.5% to EMC, 1% to ETC, 1% to Winton and 1% to Welton for the GDP program and 0% to Welton for the GNP program. Grant Park pays consulting fees ranging between 0% and 3% to each of Rabar, Global Advisors, Transtrend, QIM, Sunrise, Amplitude, and effective February 1, 2011, Alder and Denali. No advisor fees are payable with respect to certain advisors.

This supplement revises and replaces the chart on page SAI-E-22 of the Prospectus under the heading “Supplemental Performance Information-Trading Advisor Overview-December 31, 2010” in its entirety as follows:

SUPPLEMENTAL PERFORMANCE INFORMATION
Trading Advisor Overview
December 31, 2010

	Alder Capital Limited	Amplitude Capital International Ltd.	Denali Asset Management, LLLP	Eckhardt Trading Company	EMC Capital Management, LLC	Global Advisors (Jersey) Limited
Firm Assets Under Management	$571.0M	$958.8M	$285.0M	$673.7M	$180.2M	$306.0M
Program	Global 20	Sinfonie	Global Macro Discretionary	Standard Plus	Classic	Global Commodity Systematic
Program Assets Under Management	$533.0M	$69.4M	$285.0M	$256.0M	$180.2M	$306.0M
Program Inception	Feb-2001	Sep-2009	Jun-2000	Oct-1991	Jan-1985	Jul-2005
Began Trading for Grant Park	Feb-2011	Apr-2010	Feb-2011	Jun-2007	Jan-1989	Jul-2008
Margin/Equity Average	9.00%	15.71%	9.00%	9.23%	13.00%	4.02%
Roundturns per Million	125	6000	4500	1384	2000	900
Approximate Number of Markets Traded	28	68	60	62	80	35
Number of Trading Systems	1	Multiple	2	Multiple	Multiple	Multiple
Time Horizon (holding period)	5 days	6 days	3-7 days	7-60+ days	11-60 days	3-4 weeks
Compounded Annual ROR Since Inception	8.60%	-2.28%	18.15%	23.27%	23.20%	12.99%
Compounded Annual ROR Last 5 Years *	8.00%	-2.28%	8.92%	13.70%	13.09%	12.99%
Worst Drawdown Period Since Inception	Jun-2003 to Aug-2004	Oct-2009 to Dec-2010	4 months	Dec-1991 to May-1992	Jun-1995 to May-1996	Jan-2010 to Dec-2010
Worst Drawdown Percentage Since Inception	-28.60%	-11.63%	-10.71%	-40.39%	-45.16%	-10.19%
Worst Drawdown Period Last 5 Years *	May-2008 to Aug-2008	Oct-2009 to Dec-2010	Jun-2007 to Jul-2007	Jun-2008 to Feb-2010	Jan-2009 to Feb-2010	Jan-2010 to Dec-2010
Worst Drawdown Percentage Last 5 Years *	-15.80%	-11.63%	-5.51%	-18.54%	-24.56%	-10.19%
Annualized Standard Deviation Since Inception	15.10%	12.11%	11.86%	30.18%	49.68%	10.80%
Annualized Standard Deviation Last 5 Years *	12.90%	12.11%	7.69%	15.25%	17.57%	10.80%

	Quantitative Investment Management, LLC	Rabar Market Research, Inc.	Sunrise Capital Partners, LLC	Transtrend, B.V.	Welton Investment Corporation	Welton Investment Corporation	Winton Capital Management Ltd
Firm Assets Under Management	$4.8B	$191.3M	736.0M	$9.3B	$585.0M	$585.0M	$17.2B
Program	Global	Diversified	Expanded Diversified	Diversified Trend Program - Enhanced Risk (USD)	GDP	GNP	Diversified
Program Assets Under Management	$4.3B	$179.3M	$662.0M	$5.9B	$551.0M	$0.0M	$17.0B
Program Inception	Dec-2001	Jan-1989	Jan-1989	Jan-1995	Jun-2004	Feb-2011	Oct-1997
Began Trading for Grant Park	Oct-2008	Jan-1989	Jan-2010	Jul-2008	Mar-2006	Feb-2011	Aug-2004
Margin/Equity Average	8.00%	7.96%	8.70%	15.00%	16.00%	N/A	6.20%
Roundturns per Million	1200	930	350	135	1300	N/A	661
Approximate Number of Markets Traded	38	94	55	250+	100	100	100+
Number of Trading Systems	Multiple	Multiple	Multiple	Multiple	Multiple	Multiple	Multiple
Time Horizon (holding period)	7.5 days	8-52 days	60 days	1 month	Ranges from short to long term	Ranges from short- to intermediate-term	Ranges from short- to long-term
Compounded Annual ROR Since Inception	14.41%	14.03%	12.60%	16.65%	13.28%	N/A	17.00%
Compounded Annual ROR Last 5 Years *	10.17%	14.60%	7.30%	12.58%	12.43%	N/A	12.92%
Worst Drawdown Period Since Inception	Sep-2009 to Dec-2010	May-1995 to Aug-1998	Aug-1993 to Apr-1994	Feb-2009 to Jan-2010	Jan-2009 to Jan-2010	N/A	Nov-2001 to Feb-2002
Worst Drawdown Percentage Since Inception	-11.15%	-29.81%	-29.80%	-15.15%	-11.95%	N/A	-25.60%
Worst Drawdown Period Last 5 Years *	Sep-2009 to Dec-2010	Jun-2008 to Nov-2009	Dec-2009 to Jul-2010	Feb-2009 to Jan-2010	Jan-2009 to Jan-2010	N/A	Feb-2007 to Mar-2007
Worst Drawdown Percentage Last 5 Years *	-11.15%	-12.97%	-20.67%	-15.15%	-11.95%	N/A	-9.64%
Annualized Standard Deviation Since Inception	11.23%	22.36%	22.20%	14.45%	14.26%	N/A	18.54%
Annualized Standard Deviation Last 5 Years *	9.87%	15.55%	15.40%	12.02%	14.88%	N/A	11.03%
* 5 year period = 1/2006 to 12/2010 or since inception for shorter track records.
Notes:
(1) The range and average of margin to equity ratio for Rabar is computed without giving effect to certain foreign currency contracts which are traded in the OTC foreign exchange markets.  Depending upon the margin requirements imposed by the particular clearing firm, inclusion of these markets would likely increase the range and average of the margin to equity ratio, in some cases significantly.

This table and chart was prepared by Dearborn Capital Management, L.L.C.
based on unaudited information provided to Dearborn by each trading advisor.
See the glossary in Appendix E for definitions relevant to this table.
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.